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                                 EXHIBIT 99.1
                      Press Release dated April 16, 2001

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For Information Contact
At Greater Bay Bancorp:                         At Financial Relations Board:
David L. Kalkbrenner, President & CEO           Christina Carrabino (general information)
(650) 614-5767                                  James Hoyne (analyst contact)
                                                Dawn Swidorski (financial media)
                                                (415) 986-1591
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FOR IMMEDIATE RELEASE

                          GREATER BAY BANCORP APPOINTS
                    BYRON SCORDELIS CHIEF OPERATING OFFICER

PALO ALTO, CA, April 16, 2001 - Greater Bay Bancorp (Nasdaq: GBBK), a financial services holding company, announced the appointment of Byron A. Scordelis as Chief Operating Officer.

"We are very fortunate to have Byron as our new Chief Operating Officer," stated David L. Kalkbrenner, President and Chief Executive Officer of Greater Bay Bancorp. "This is a new position created in response to our tremendous growth over recent years. I am confident that Byron's experience as a senior executive of a large bank will prove invaluable to the future success of the Company. Byron will report to me and I look forward to working closely with him and the rest of our outstanding management team."

Mr. Scordelis will also function as President of the Greater Bay Banking Group, which is comprised of the Company's 10 banking subsidiaries and its business and technology services, trust services and human resources divisions.

Most recently, Mr. Scordelis served as Regional President of the San Francisco Bay Area Region and as a Corporate Executive Vice President of Wells Fargo Bank. His responsibilities included the management and performance of 235 financial services locations in San Francisco, Marin, San Mateo, Santa Clara, Alameda and Contra Costa counties. These locations had deposits and investments totaling
$17 billion and a team of approximately 3,000 employees.   He joined Wells Fargo
Bank in 1998 as an Executive Vice President in charge of banking activities in seven western states.

Prior to his career with Wells Fargo Bank, Byron served for nine years as the President and Chief Executive Officer of EurekaBank, a $2.3 billion in assets financial institution with 36 offices. He previously served as Senior Vice President and the head of Bank of America's Bay Area Region. In this capacity, he was responsible for the overall management of 240 offices with approximately 5,000 employees in an area spanning from Contra Costa County to San Luis Obispo County. In total, he has over 26 years of experience in the banking industry.

Greater Bay Bancorp through its ten subsidiary banks, Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank and Peninsula Bank of

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Commerce, along with its operating divisions, serves clients throughout Silicon
Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Central Coastal Region.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2000, and particularly the discussion of risk factors within such documents.

For investor information on Greater Bay Bancorp at no charge, call our automated shareholder information line at 1-800-PRO-INFO (1-800-776-4636) and enter code GBBK. For international access, dial 1-201-432-6555.

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